ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of the 18th day of September, 1995 (this "AGREEMENT"), by and between PILOT COMMUNICATIONS OF
SYRACUSE, INC.,  a Delaware corporation ("BUYER"), and ORANGE
COMMUNICATIONS, INC., a Delaware corporation ("SELLER").

                         WITNESSETH:

     WHEREAS, Seller is the licensee of radio stations WNTQ(FM) and WNDR(AM), Syracuse, New York (each, a "STATION" and together, the
"STATIONS") pursuant to authorizations (the "FCC AUTHORIZATIONS") issued by the Federal Communications Commission (the "FCC");

     WHEREAS, on the terms and conditions described herein, Seller desires to sell and Buyer desires to acquire substantially all of the assets owned or leased by Seller and used or useful in connection with the operation of the Stations; and

     WHEREAS, simultaneously with the execution of this Agreement, Seller and Buyer have entered into a time brokerage agreement (the "TBA") pursuant to which Seller shall sell and Buyer shall purchase substantially all of the Stations' time for the broadcast of programming and for the sale of advertising included within that programming pending consummation of the sale of the Stations to Buyer.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto, for themselves, their successors and assigns, agree as follows:

                         ARTICLE 1.

             SALE OF ASSETS AND TERMS OF PAYMENT

     1.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 hereof) Seller shall sell and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the assets and properties owned or leased by Seller, tangible or intangible, of every kind and description used or useful in connection with the business and operation of the Stations as going concerns (but excluding the Excluded Assets described in Section 1.2), including without limitation, the following (collectively, the "ASSETS"):

            (a) All of Seller's equipment, machinery, furniture, furnishings, fixtures, office materials and other tangible personal property used or useful in the conduct of the business or operations of the Stations (the "TANGIBLE PERSONAL PROPERTY"), together with such improvements and additions thereto and replacements thereof between
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the date hereof and the Closing Date, including without
limitation, the property set forth on SCHEDULE 1 hereto;

            (b) The real property, buildings, fixtures and other improvements thereon, leasehold interests, easements, licenses, rights of access, rights of way, improvements and other real property interests, which are held or owned by the Seller and used or useful in the business operations of the Stations as of the date hereof (the "REAL PROPERTY"), as described in SCHEDULE 2 hereto;

            (c)   All of the licenses, permits and other
authorizations, including the FCC Authorizations (collectively, the "LICENSES"), issued by the FCC, the Federal Aviation Administration (the "FAA"), and any other federal, state or local governmental authorities to Seller in connection with and necessary for the conduct of the business and the full on-air operations of the Stations in accordance with all applicable laws, rules and regulations, including the rules, regulations and policies of the FCC, including without limitation, those set forth on SCHEDULE 3 hereto;

            (d) All rights of Seller under (i) the contracts, leases and agreements in connection with the business and operations of the Stations which are set forth on SCHEDULE 4 hereto, (ii) any additional contracts, leases and agreements entered into by Seller in the ordinary course of business of the Stations between the date of this Agreement and the Closing Date which Buyer expressly agrees to assume in writing, (iii) all cash advertising contracts of the Stations entered into by Seller in the ordinary course of business of the Stations together with those entered into between the date of this Agreement and the Closing Date ("CASH SALES AGREEMENTS"), and
(iv) all contracts for the sale of time on the Stations in exchange for goods or services which are listed on SCHEDULE 5 hereto ("TRADE AGREEMENTS"), which schedule sets forth the value of time owed and the value of goods and services to be received under each such Trade Agreement (collectively, the "ASSUMED CONTRACTS").

            (e) All of Seller's right, title and interest in and to all copyrights, licenses, patents, trademarks, service marks, the call letters WNTQ(FM) and WNDR(AM) and any variation thereof and logotypes, trade names (including registrations and applications for registration of any of the foregoing) and all goodwill associated therewith, and other similar intangible rights and interests issued to or owned by Seller and used in connection with the full on-air broadcast operations of the Stations, including without limitation, those set forth on SCHEDULE 6 hereto (the "INTELLECTUAL PROPERTY");

            (f) All logs, books, files, data, software, equipment manuals and warranties, and other records used or useful in the conduct of the business and full on-air broadcast operations of the Stations, including without limitation all electronic data processing files and systems, advertiser lists, sales and operating plans, FCC filings and all records required by the FCC to be kept by the Stations; and
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                                  Page 3
            (g) All accounts receivable relating to or arising out of the operation of the Stations prior to the Adjustment Date (as defined in Section 1.5 hereof).

     1.2 EXCLUDED ASSETS. The following assets relating to the business of the Stations shall be retained by Seller and shall not be sold, assigned or transferred to Buyer (the "EXCLUDED ASSETS"):

            (a) Cash on hand and in banks (or their equivalents) and investment securities belonging to Seller and relating to the Station as of the Closing Date;

            (b) Claims by Seller with respect to the Excluded Assets and liabilities not assumed by Buyer, including without limitation claims for tax refunds and counter-claims with respect to obligations and liabilities not being assumed by Buyer hereunder;

            (c) All contracts of insurance and other contracts which are not expressly assumed by Buyer hereunder;

            (d) All contracts that have terminated or expired prior to the Closing Date in the ordinary course of business and as permitted hereunder;

            (e) Any pension, profit-sharing, retirement, stock purchase or savings plans or trusts and any assets thereof and all other employee benefit plans; and

            (f) All prepaid expenses and taxes (which shall be prorated as provided in Section 1.5 hereof); and

            (g)   The assets, if any, listed on SCHEDULE 7 hereto.

     1.3    LIABILITIES.

             (a) The Assets shall be sold and conveyed to Buyer free and clear of all liabilities (absolute or contingent), obligations, liens (including tax, mechanics' and materialmen's liens), pledges, conditional sales agreements, charges, mortgages, security interests, encumbrances and restrictions of any type or amount (collectively, "LIENS") created or suffered by Seller prior to the Closing Date, whether existing now or in the future, other than Permitted Liens (as defined in Section 8.9(c) hereof).

            (b) As part of the consideration for the above sale, Buyer shall assume, in writing, and agree to pay, perform and discharge Seller's obligations arising or to be performed after midnight local time on the Adjustment Date under the Assumed Contracts (the "ASSUMED LIABILITIES"). Except as provided in the preceding sentence,
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                                  Page 4
Buyer is not agreeing to, and shall not, assume any other liability, obligation, undertaking, expense or agreement of Seller of any kind, absolute or contingent, known or unknown, and the execution and performance of this Agreement shall not render Buyer liable for any such liability, obligation, undertaking, expense or agreement. All of such liabilities and obligations shall be referred to herein as the "RETAINED LIABILITIES." Without limiting the generality of the foregoing, it is understood and agreed that Buyer is not agreeing to, and shall not, assume (i) any liability or obligation of Seller to Seller's employees under any existing written or oral agreements with Seller, including any such liability or obligation in respect of wages, salaries, bonuses, accrued vacation or sick pay or any other matter other than liabilities and obligations arising following the Closing, or (ii) any liability arising out of any termination by Seller of the employment of any employee of the Stations or any liability for any employee benefit plan or arrangement of Seller for the Stations' employees.

     1.4    CONSIDERATION.

            (a) Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the sale of the Assets, on the Closing Date Buyer shall pay to Seller, by wire transfer of immediately available funds, an aggregate amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the "PURCHASE PRICE"). The parties agree that One Million Two Hundred Fifty Thousand Dollars ($1,250,000) of the Purchase Price shall be allocated to the Covenant Not to Compete (as defined in Section 1.4(c) hereof).

            (b) Concurrently with the execution of this Agreement, Buyer agrees to deliver to First Liberty National Bank, Washington, D.C. ("ESCROW AGENT") an irrevocable standby letter of credit in the amount of Five Hundred Thousand Dollars ($500,000) as an earnest money deposit (the "EARNEST DEPOSIT"), which Earnest Deposit shall be released to Buyer or otherwise be available to Seller in accordance with the provisions of this Agreement.

            (c) At Closing, Seller and Frank D. Osborn ("OSBORN") shall execute and deliver to Buyer a Covenant Not to Compete in the form attached hereto as EXHIBIT A (the "COVENANT NOT TO COMPETE"), pursuant to which Seller and Osborn agree not to compete with Buyer in the Syracuse radio market, as defined by Arbitron, for a period of two (2) years following the Closing.

            (d) The Purchase Price shall be allocated among the Assets as mutually agreed upon by Buyer and Seller prior to Closing. In the event that the parties shall be unable to mutually agree upon the allocation by Closing, Buyer and Seller shall each select an independent certified public accountant within ten (10) days after the Closing and such independent certified public accountants shall within ten (10) days select a third independent certified public accountant who shall make a determination of
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                                  Page 5
the allocation within
sixty (60) days after his or her selection. Buyer and Seller agree that the allocation determined by their mutual agreement or otherwise by the independent certified public accountant, as the case may be, shall be conclusive and binding on Buyer and Seller for all purposes, including without limitation, reporting and disclosure requirements of the Internal Revenue Service (including the reporting requirements of Section 1060(b) of the Internal Revenue Code of 1986, as amended). Buyer and Seller agree and acknowledge that no part of the Purchase Price shall be allocated to the leasehold interests described on
SCHEDULE 2 hereto.

     1.5    ADJUSTMENTS AND PRORATIONS.

            (a) To the extent not already prorated under the TBA, the parties agree to prorate all income from the operation of the Stations and all expenses incurred, accrued or payable, as of 11:59 p.m. local time of the day preceding the Closing (the "ADJUSTMENT DATE"). The items to be prorated shall include, but not be limited to, power and utilities charges, real and personal property taxes upon the basis of the most recent tax bills and information available, property and equipment rentals, security deposits and similar prepaid and deferred items.

            (b) On the Closing Date, the adjustments and prorations shall, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment to be made in accordance with the procedures set forth in this Section 1.5. Within forty (45) days after the Closing Date, Buyer shall prepare a closing balance sheet/income statement of the Stations (the "CLOSING BALANCE SHEET") as of midnight local time of the Adjustment Date. Within sixty (60) days after the Closing Date, final adjustments pursuant to this
Section 1.5 and any required refund or payment to Seller or Buyer, as the case may be, shall be made on the basis of the Closing Balance Sheet. If any dispute arises over the amount to be refunded or paid, such refund or payment shall nonetheless be promptly made to the extent such amount is not in dispute.

            (c) If any such dispute cannot be resolved by the parties within sixty (60) days after the Closing Date, it shall be referred to a mutually satisfactory independent public accounting firm which has not been employed by any party hereto for the two years preceding the date of such referral. The determination of such firm shall be conclusive and binding on each party, and judgment upon any such determination can be entered in any court having jurisdiction over the matter. One-half ( 1/2 )of the fees of such firm shall be borne by Seller, and one-half ( 1/2 ) shall be borne by Buyer. If the parties cannot select such accounting firm, then the selection of such accounting firm shall be made by the American Arbitration Association located in Washington, D.C., which accounting firm shall be empowered to resolve such dispute among the parties.

     1.6 FCC FILINGS AND MUTUAL COOPERATION. At the earliest mutually agreeable date, but not later than five (5) business days after the date of this Agreement,
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                                  Page 6
Buyer and Seller shall execute,
file and vigorously prosecute an application with the FCC (the "FCC APPLICATION") requesting its consent to the assignment, from Seller to Buyer, of all FCC Authorizations and applications pertaining to the Stations (the "FCC CONSENT"). Buyer and Seller shall take all reasonable steps to cooperate with each other and with the FCC to secure such FCC Consent without delay, and to promptly consummate this Agreement in full (but neither Seller nor Buyer shall have any obligation to take any steps which would have a material adverse effect upon it or upon any affiliated entity). Seller and Buyer shall jointly oppose any petitions to deny, objections, requests for reconsideration or judicial review of the FCC Consent and shall jointly request from the FCC an extension of the effective period of the FCC Consent if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent; PROVIDED, HOWEVER, that nothing in this Section 1.6 shall be construed to limit Seller's or Buyer's right to terminate this Agreement pursuant to Article 10 hereof.

                         ARTICLE 2.

                         THE CLOSING

     2.1 TIME AND PLACE OF CLOSING. The closing (the "CLOSING") of the transactions contemplated by this Agreement shall be held at the offices of Day, Berry & Howard, City Place One, Hartford, Connecticut 06013 at 10:00 a.m. on a date fixed by Buyer but in no event later than ten (10) business days following the date upon which the FCC Consent shall have become a Final Order. For purposes of this Agreement, the term "FINAL ORDER" means action by the FCC consenting to an application which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which action no timely request for stay, petition for rehearing or appeal is pending, and as to which the time for filing any such request, petition or appeal or for reconsideration by the FCC on its own motion has expired.

     2.2 DELIVERIES BY SELLER. Prior to or at the Closing, Seller shall deliver to Buyer the following, each of which shall be in form and substance reasonably satisfactory to Buyer and its counsel:

            (a) Bills of sale, assignments, bargain and sale deeds with lien covenants and other instruments of transfer and conveyance in customary form and substance so as to effectively and legally transfer and assign to Buyer the Assets and effectively vest in Buyer good and marketable title to the Assets;

            (b) Opinion of Seller's counsel dated as of the Closing Date, and addressed to Buyer, substantially in the form attached hereto as EXHIBIT B;
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                                  Page 7
            (c) Current estoppel certificates and consents to assignment, in substantially the form of EXHIBIT C attached hereto, of the lease agreements set forth on SCHEDULE 2 hereto and the original of all necessary consents to assignments obtained by Seller from third parties relating to the Assumed Contracts;

            (d) The Covenant Not to Compete duly executed by Seller and Osborn;

            (e) Certified copies of the resolutions of the Board of Directors and, if necessary, shareholders of Seller authorizing and approving the execution and delivery of this Agreement and each of the other documents to be delivered in connection herewith and authorizing the consummation of the transactions contemplated hereby and thereby;

            (f) An incumbency certificate of the officers of Seller;

            (g) A certificate, dated the Closing Date, executed by the President of Seller, certifying the fulfillment of the conditions set forth in Section 8.1 hereof;

            (h) All keys to and actual possession of the Assets in the condition required under this Agreement;

            (i) Such other documents, instruments and agreements necessary to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Buyer and its counsel; and

            (j)   Receipt for the Consideration.

     2.3 DELIVERIES BY BUYER. Prior to or at the Closing, Buyer or the Escrow Agent, as applicable, shall deliver to Seller the following, each of which shall be in form and substance reasonably satisfactory to Seller and its counsel:

            (a) The Consideration as provided in Section 1.4 hereof;

            (b)   An instrument of assumption of the Assumed
Liabilities;

            (c) Certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving the execution and delivery of this Agreement and each of the other documents to be delivered in connection herewith and authorizing the consummation of the transactions contemplated hereby and thereby;

            (d)   An incumbency certificate of the officers of Buyer;
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                                  Page 8
            (e) A certificate, dated the Closing Date, executed by the President of Buyer, certifying the fulfillment of the conditions set forth in Section 7.1 hereof;

            (f) Opinion of Buyers' counsel dated as of the Closing Date, and addressed to Buyer, substantially in the form attached hereto as EXHIBIT D; and

            (g) Such other documents, instruments and agreements necessary to consummate the transactions contemplated by this Agreement, each in form and substance reasonably satisfactory to Seller and its counsel.

     2.4. RISK OF LOSS. Risk of loss or damage to the Assets by fire or other casualty up to the time of the Closing shall remain with Seller, and after the Closing such risk of loss or damage shall be borne by Buyer.

                         ARTICLE 3.

          REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed or qualified to do business and is in good standing and authorized to do business in each jurisdiction where the ownership or use of the Assets and the conduct of the business of the Stations requires such licensing or qualification. Seller has full corporate power to carry on the business of the Stations as it is now being conducted and to own and operate the Assets. Seller has the power and authority to execute and deliver this Agreement and, subject to the receipt of the necessary consents reflected on Schedule 4 hereto, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Seller and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforcement of creditors' rights or the application of principles of equity.

     3.2 FINANCIALS. Seller has delivered to Buyer copies of the unaudited balance sheet and income statement of the Stations as of and for the fiscal years ended December 31, 1993 and December 31, 1994, together with the unaudited balance sheet and income statement of the Stations as of and for the period ending August 31, 1995, in
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                                  Page 9
each case certified by the chief financial officer of Seller. All such financial statements are prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved. All such financial statements fairly present in all material respects: (i) the assets and liabilities of the Stations as at the respective dates of the balance sheets; and (ii) the revenues and expenses of the Stations for the fiscal periods ended on such dates. August 31, 1995 is sometimes referred to herein as the "BALANCE SHEET DATE."

     3.3 BUSINESS SINCE THE BALANCE SHEET DATE. From the Balance Sheet Date to the date of this Agreement, the business of the Stations has been conducted in substantially the same manner as it was before the Balance Sheet Date. Since the Balance Sheet Date there has been no material adverse change in the business, condition (financial or otherwise) or results of operations of the Stations (other than Arbitron ratings performance).

     3.4 NO DEFAULTS. The execution, delivery and performance of this Agreement by Seller will not: (a) constitute a violation of or conflict with Seller's articles of incorporation or by-laws; (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation relating to the business of the Stations and to which Seller is subject or to which any of the Assets may be subject, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and delivered to Buyer; (c) violate any law, statute, rule, regulation, order, writ, injunction or decree of any federal, state or local governmental authority or agency and which is applicable to Seller or any of the Assets; or (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the Assets.

     3.5    LICENSES.

            (a) SCHEDULE 3 hereto contains a true and complete list of the FCC Authorizations and other licenses, permits or other authorizations from governmental or regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently operated. Seller is the authorized legal holder of the FCC Authorizations and other licenses, permits and authorizations listed on SCHEDULE 3, none of which is subject to any restrictions or conditions which would limit in any respect the full operation of the Stations as now operated. All reports and filings required to be filed with the FCC by Seller with respect to the operation of the Stations have been timely filed, and all such reports and filings are accurate and complete in all material respects. Seller maintains appropriate public inspection files for the Stations in accordance with FCC rules.

                                  Page 10
            (b) The FCC Authorizations listed on SCHEDULE 3 are in good standing, in full force and effect and have not been revoked, canceled or rescinded. Seller is operating the Stations in accordance in all material respects with the FCC Authorizations, the underlying construction permits and all rules, regulations and policies of the FCC. There is not now pending or, to the knowledge of Seller, threatened any action by or before the FCC to revoke, cancel, rescind, modify or refuse to renew any of such FCC Authorizations, and no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation, cancellation or rescission of any of the FCC Authorizations. Seller has no knowledge of any protests, mutually exclusive applications, or proceedings of any kind, whether pending or threatened before the FCC or other authority, which might adversely affect the Stations or Seller's ability to assign all Assets to Buyer. There is not now issued or outstanding, or to the knowledge of Seller, pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller with respect to the Stations. Neither Station is short-spaced, on a grandfathered basis or otherwise, to any existing station, outstanding construction permit or pending application therefor, domestic or international, or to any existing or proposed broadcast radio allotment, domestic or international. To the knowledge of Seller, neither Station is causing interference in violation of FCC rules to the transmissions of any other broadcast station or communications facility or has received any complaints with respect thereto, and no other broadcast station or communications facility is causing interference in violation of FCC rules to either Station's transmissions or the public's reception of such transmissions.

     3.6 CONTRACTS. SCHEDULE 4 hereto contains all contracts, leases and agreements, written or oral (including any amendments and other modifications thereto) relating to Seller's operation of the Stations, other than cash advertising sales contracts and Trade Agreements (the "CONTRACTS"). Seller has delivered to Buyer true and complete copies of all written Contracts. All of the Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms. Seller is not in breach, nor to Seller's knowledge is any other party in breach, of the terms of any of such Contracts. SCHEDULE 4 specifies by asterisk those Contracts the assignment of which shall require the consent of any third party, and specifies with two asterisks those Contracts the assignment of which shall be a condition precedent to Buyer's obligation to close (the "REQUIRED CONTRACTS"). Except for any necessary third-party consents as reflected on SCHEDULE 4 hereto, Seller has full legal power and authority to assign its rights under the Assumed Contracts to Buyer in accordance with this Agreement, and such assignment will not affect the validity or enforceability of any of the Assumed Contracts. Pursuant to the terms of each of the Trade Agreements set forth in SCHEDULE 5, the scheduling of advertising thereunder is at the Stations' discretion and is preemptible for cash advertising. Except as disclosed on SCHEDULE 4 hereto, neither of the Stations is subject to any joint sales agreement, joint operating agreement, time brokerage agreement, local marketing agreement or similar arrangement or agreement.
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     3.7    CONDITION AND ADEQUACY OF THE ASSETS.  The Assets used,
held for use in or required for the conduct of the business of the Stations are all the assets and equipment required for the full on-air broadcast operations by the Stations in accordance with all applicable laws, rules and regulations, including the rules, regulations and policies of the FCC. Except for the Excluded Assets, Seller does not have any assets used, held for use in, related in any way to, or required for, the conduct of the business of the Stations which are not set forth in SCHEDULES 1 THROUGH 6 hereto or otherwise described in subparagraphs (a) through (g) of Section 1.1 hereof, and the Assets include all assets necessary for the conduct of the business of the Stations as they are currently conducted by Seller.

     3.8 TANGIBLE PERSONAL PROPERTY. SCHEDULE 1 hereto contains a list of all material tangible personal property and assets owned or leased by Seller for use in connection with the operation of the Stations. Except as may be subject to lease agreements of Seller listed on SCHEDULE 1 hereto, Seller owns and has, and will have on the Closing Date, good and marketable title to all such property (and to all other tangible personal property to be conveyed to Buyer hereunder). The assets listed in SCHEDULE 1 hereto include all material tangible personal property necessary to conduct the business and operations of the Stations as now conducted. The Tangible Personal Property (a) is in good condition and repair, ordinary wear and tear excepted, (b) both individually and in the aggregate, has been maintained in a manner consistent with generally accepted standards of good engineering practice in all material respects, (c) is operating in all material respects in compliance with the FCC Authorizations and rules and regulations of the FCC and FAA, and (d) does not contain any PCBs that are required by law to be removed and if any equipment does contain PCBs such equipment is stored and maintained in compliance with all applicable laws. For purposes of this Section 3.8, material tangible property shall be such property valued at Five Hundred Dollars ($500) or more.

     3.9    REAL PROPERTY.

            (a) SCHEDULE 2 contains a complete description of all real property currently owned or leased by Seller and Seller's interests therein, including street address (if available), legal description (if available), name of owner (or landlord, in the case of leased property) and use. Attached to SCHEDULE 2 are all policies of currently existing title insurance in favor of Seller and/or its lenders with respect to the Real Property. The Real Property is all of the real property required to operate the Stations in the manner in which they are presently operated. Seller has full legal and practical access to all Real Property, provided that with respect to the Old Stonehouse Road property, Seller represents and warrants only that it has full practical access to such property. All utilities necessary for Buyer's use of the Real Property are installed and in good working order and, to the best of Seller's knowledge, are subject to valid easements, where necessary. The Real Property, as well as the present uses thereof, conforms in all

                                  Page 12
material respects with all material restrictive covenants and with all applicable zoning, environmental, and building codes, laws, rules and regulations. To the best of Seller's knowledge, except as disclosed on SCHEDULE 8 hereto the buildings, towers, guys, ground systems and other fixtures used in the operation of the Stations are free of structural defects, are suitable for their intended use, are in a good state of maintenance and repair (ordinary wear and tear excepted), and do not encroach upon any property; provided, however, that Seller makes no representation and warranty regarding whether the buildings, towers, guys, ground systems and other fixtures located on the Old Stonehouse Road studio property are contained entirely within the bounds of that property and do not encroach upon any other property. There is no pending condemnation or similar proceeding affecting the Real Property or any portion thereof, and, to Seller's knowledge, no such action is presently contemplated or threatened.

            (b) SCHEDULE 2 accurately and completely lists, and sets forth a description of all real property leases (collectively, the "LEASES") used in the operation of the Stations and the same constitute the only Leases necessary in connection with the conduct of the operations of the Stations as presently conducted. To the best of Seller's knowledge, all of the Leases are legal, valid, binding, enforceable and in full force and effect. Seller is not in default under any of such Leases, nor to the knowledge of Seller is any other party thereto, and Seller has no knowledge of any present disputes or claims with respect to offsets or defenses by either landlord or tenant against the other under any of such Leases. Seller has delivered to Buyer true and complete copies of all Leases or other instruments pertaining to Seller's interest in the Real Property.

            (c) All of the existing towers used in the operation of the Stations are obstruction-marked and lighted to the extent required by, and in accordance with, the rules and regulations of the FAA and the FCC. Appropriate notification to the FAA has been filed for each such tower where required by the FCC's rules and regulations.

     3.10 TRADEMARKS, ETC. SCHEDULE 6 to this Agreement sets forth a correct and complete list of all intellectual property used in the operation of the Stations (whether owned or licensed). Except as set forth in SCHEDULE 6 hereto and except for standard terms and conditions under which computer software is licensed, Seller has, and after the Closing Buyer will have, the right to use such Intellectual Property, free and clear of any royalty or other payment obligations.

     3.11 LITIGATION AND COMPLIANCE WITH LAWS. Except as disclosed on SCHEDULE 9 hereto: (a) Seller is not subject to any order, writ, injunction, judgment, arbitration decision or decree having binding effect and affecting the business of the Stations or the Assets; (b) there is no litigation pending by or against, or to the best of Seller's knowledge after due inquiry, threatened against Seller which relates to the Stations or could affect any of the Assets; (c) Seller, with respect to the Stations, has complied in all material respects with all laws, regulations, orders or decrees applicable to it; (d) the present uses by Seller of the Assets do not violate any such laws, regulations, orders or decrees in any material respect, and (e) Seller has no knowledge of any basis for any claim for compensation or damage or other relief from any violation of the foregoing.

     3.12   LABOR MATTERS; EMPLOYEE BENEFIT PLANS.

            (a) Seller has delivered to Buyers a true and complete list of the names of all persons who are then employed by Seller at the Stations, their job titles, compensation, benefits and the original dates of hire. Seller has no written or oral contracts of employment with any employee of the Stations and the employment of all such employees are terminable at will, except as otherwise expressly provided in SCHEDULE 10. Seller is not a party to any collective bargaining agreement, and there is no collective bargaining agreement that determines the terms and conditions of employment of any employees of Seller.

            (b)   Except as disclosed on SCHEDULE 10:

                  (i) there is no labor strike, dispute, slow-down or stoppage pending or, to the knowledge of Seller, threatened against either of the Stations;

                  (ii) there are neither pending nor, to the knowledge of Seller threatened, any suits, actions, administrative proceedings, union organizing activities, arbitrations, grievances or other proceedings between Seller and any employees of any of the Stations or any union representing such employees; and there are no existing labor or employment or other controversies or grievances involving employees of any of

                                  Page 14
the Stations which have had or are
reasonably likely to have an adverse effect on the financial condition or operation of any the Stations;

                  (iii)with respect to the Stations: (A) Seller is in compliance in all material respects with all laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, affirmative action, discrimination, sexual harassment, wrongful discharge and the withholding and payment of taxes and contributions; and (B) all amounts required to be withheld from Seller's employees' compensation and wages for income taxes, FICA, unemployment insurance or any other taxes or charges have been duly collected or withheld and submitted to the appropriate taxing authorities; and

                  (iv) Buyer's consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer the obligation to pay any severance or termination pay under any agreement, plan or arrangement binding upon Seller.

            (c) Buyer's consummation of the transactions contemplated by this Agreement in accordance with the terms hereof shall not, as a result of or in connection with the transactions contemplated hereby, impose upon Buyer any obligation under any benefit plan, contract or arrangement (regardless of whether they are written or unwritten and funded or unfunded) covering employees or former employees of Seller in connection with their employment by Seller. For purposes of this Agreement, the term "BENEFIT PLANS" shall include without limitation employee benefit plans within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended, vacation benefits, employment and severance contracts, stock option plans, bonus programs and plans of deferred compensation.

     3.13 INSTRUMENTS OF CONVEYANCE; GOOD TITLE. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the Assets to Buyer, will transfer good and marketable title to the Assets (other than the Real Property) free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances other than Permitted Liens, except with respect to such Assumed Contracts as to which consents have not been received and which are not assignable without the written consent of the other party thereto.

     3.14 ENVIRONMENTAL MATTERS. No hazardous or toxic waste, substance or material (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. <section><section> 9601 ET SEQ., Toxic Substances Control Act, 15 U.S.C. <section><section> 2601 ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
<section><section> 6901 ET SEQ. or any other applicable federal, state or local environmental law, statute, ordinance, order, judgment,

                                  Page 15
rule or regulation relating to the pollution or protection of the environment ("ENVIRONMENTAL LAWS")), including without limitation, any asbestos or asbestos-related products, oils or petroleum-derived compounds, CFCs, or PCBs have been released, emitted or discharged or are located at, upon or under the Real Property in a condition, concentration or location which will require the conduct of remedial action pursuant to the requirements of Environmental Laws. There are no underground storage tanks located at the Real Property. The Assets and Seller's use thereof are not in violation of any Environmental Laws now in effect, the effect of which violation, in any case or in the aggregate, could have a material adverse effect on the Assets or require remedial action under any Environmental Laws.

     3.15 CHANGES. Except as shown on SCHEDULE 11 to this Agreement, since the Balance Sheet Date, Seller has not, with respect to the Stations:

            (i) mortgaged, pledged or subjected to lien or any other encumbrance, any of the Assets other than mortgages in favor of Society National Bank ("SNB") encumbering the Real Property;

            (ii) sold or transferred any of the Assets other than in the ordinary course of business;

            (iii) increased the compensation payable or to become payable to the Stations' employees or agents except in the ordinary course of business and except as disclosed to Buyer in writing;

            (iv) suffered any material damage, destruction or loss (whether or not covered by insurance) or the acquisition or taking of property by any governmental authority; or

            (v)   experienced any work stoppage.

     3.16 ACCOUNTS RECEIVABLE. Seller's accounts receivable are on the date hereof bona fide claims against debtors for sales, services or other charges, free from counterclaims or rights of set-off other than claims for returns in the ordinary course of business. Subject to Seller's normal reserves for bad debt, to the best of Seller's knowledge each of its accounts receivable are on the date hereof collectible in the book amounts thereof.

     3.17 BROKERS. There is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage in connection with this Agreement or the transaction contemplated hereby as a result of any agreement, understanding or action by Seller.

                                  Page 16
     3.18 CONSENTS. No consent, approval, authorization or order of (or registration or filing with) any governmental authority, lending institution or other third party is required in connection with the execution, delivery or performance by Seller of this Agreement or in connection with the transactions contemplated hereby (including transfer of any or all of the Assets), except for the FCC Consent, the consent of SNB, and the consent of third parties to the assignment of those contracts designated with an asterisk on SCHEDULE 4 hereto.

     3.19 FULL DISCLOSURE. No representation or warranty made by Seller in this Agreement, and no statement made in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Buyer.

                         ARTICLE 4.

           REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     4.2 AUTHORITY. Buyer has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer and no other proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency or other laws affecting generally the enforcement of creditors' rights or the application of principles of equity.

     4.3    NO DEFAULTS.  The execution, delivery and performance of
this Agreement by Buyer will not:   (a) constitute a violation of or
conflict with Buyer's articles of incorporation or by-laws; or (b) violate any law, statute, rule, regulation, order, writ, injunction or decree of any federal, state or local governmental authority or agency and which is applicable to Buyer.

                                  Page 17
     4.4 LITIGATION. There are no lawsuits, actions, administrative or arbitration or other proceedings pending or, to the best knowledge of Buyer, threatened against Buyer which question the validity of this Agreement or any action taken or to be taken in connection herewith.

     4.5 QUALIFICATION. To the best knowledge of Buyer, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the FCC, would disqualify Buyer as an assignee of the FCC Authorizations.

     4.6 CONSENTS. No consent, approval, authorization or order of (or registration or filing with) any governmental authority, lending institution or other third party is required in connection with the execution, delivery or performance by Buyer of this Agreement or in connection with the transactions contemplated hereby, except for the FCC Consent.

     4.7 BROKERS. There is no broker or finder or other person who would have any valid claim against Seller for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.

     4.8 FULL DISCLOSURE. No representation or warranty made by Buyer in this Agreement, and no statement made in any certificate, document, exhibit or schedule furnished or to be furnished in connection with the transactions herein contemplated, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading to Seller.


                         ARTICLE 5.

                     COVENANTS OF SELLER

     Seller covenants and agrees with Buyer that from the date hereof to and including the Closing Date:

     5.1    MAINTENANCE OF BUSINESS AND ASSETS.  Seller shall not:
(a) make any material change in the Stations' buildings, leasehold improvements or fixtures except in the ordinary course of business;
(b) sell, lease, transfer or agree to sell, lease or transfer any of the Assets without replacement thereof with an equivalent asset of equivalent kind, condition and value that satisfies industry standards for such assets; (c) create any Lien on the Assets other than in the ordinary course of business; or (d) solicit, initiate or encourage submission of any proposal of offer from any person or entity relating to the

                                  Page 18
purchase of the Stations or any of the Assets of any equity interest in Seller, or to any merger, consolidation or other business combination with Seller. Seller shall maintain the Stations' facilities and equipment in good condition (ordinary wear and tear excepted), keep the Stations' books of account, records and files in the same manner as heretofore maintained by Seller and in a manner which satisfies all requirements for the lawful full power on-air broadcasting by the Stations in accordance with the rules, regulations and policies of the FCC, and maintain in full force and effect through the Closing Date adequate property damage, liability and other insurance with respect to the Assets. Subject to the actions contemplated by the TBA, Seller shall: (a) continue to carry on the business of the Stations; (b) maintain the Stations' supply of programming, advertising and technical materials and supplies; (d) continue all promotional and marketing efforts and campaigns currently in effect, and shall promote the Stations between the date hereof and the Closing Date in the same manner as it has done prior to the execution of this Agreement; and (e) give prompt written notice to Buyer if any significant problems or developments occur with respect to the Stations or the Assets, or if any of the Assets suffer damage on account of fire, explosion or other cause of any nature which is sufficient to prevent operation of the Stations.

     5.2 ORGANIZATION; GOOD WILL. Subject to the actions contemplated by the TBA, Seller shall use all reasonable efforts to preserve the business organization of the Stations intact and preserve the goodwill of each of the Station's suppliers, customers and others having business relations with it.

     5.3 FCC MATTERS. Seller shall operate and maintain the Stations in accordance with the terms of the FCC Authorizations and in material compliance with all applicable laws and FCC rules and regulations. Seller shall deliver to Buyer, promptly after filing, copies of any material reports, applications or responses to the FCC or any communications from the FCC or any other party directed to the FCC related to the Stations which are filed between the date of this Agreement and the Closing Date. Seller shall not apply to the FCC for any construction permit with respect to the Stations except as may be required in order to maintain the Stations in accordance with the terms of the FCC Authorizations and in compliance with all applicable laws and FCC rules and regulations. Seller shall promptly and fully cure all violations of Commission rules and regulations which come to its attention and shall pay any fines which may be assessed by the FCC for any such violation when such fines are ultimately due.

     5.4 BROADCAST TRANSMISSION INTERRUPTION. Seller shall give prompt written notice to Buyer if (i) the transmission of the regular broadcast programming of either the Stations in the normal and usual manner is interrupted or discontinued other than as a result of weekly routine maintenance or public utility company activity, or
(ii) either of the Stations is operated at less than seventy-five percent (75%) of its licensed operating power, in either event for a period in excess of (A) twenty-four (24)

                                  Page 19
consecutive hours or (B) an aggregate of seventy-two (72) hours in any thirty (30) day period.

     5.5 CONTRACTS. Subject to Buyer's full performance of its obligations under the TBA, Seller shall perform on a timely basis all obligations required to be performed by it under all Contracts according to their respective terms and, in consultation with Buyer, renew the Assumed Contracts if necessary, and, at Buyer's request, give protective notices of cancellation with respect to any Contracts which are not Assumed Contracts. Seller shall not renegotiate, modify, amend or terminate any existing Contracts except in the ordinary and usual course of business, or waive any right under any of the Contracts. Without limiting the generality of the foregoing, in consultation with Buyer, Seller shall renew in a timely fashion that certain Lease, dated August 27, 1991, by and between Seller and Charles Andrews, Jr. (the "AM TOWER LEASE").

     5.6 CONSENTS. Seller shall use reasonable efforts to obtain prior to the Closing Date consents to the assignment to or assumption by Buyer of all Assumed Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement.

     5.7 EMPLOYEE MATTERS. Seller shall cause its employees to use, or shall pay its employees for, vacation or other compensation days. Seller shall not enter into any contract of employment or collective bargaining agreement, or permit any increases or changes in the compensation (including bonuses) of any of the Stations' employees, except in accordance with past practices.

     5.8 ACCESS TO FACILITIES, FILES AND RECORDS. At the reasonable request of Buyer, Seller shall from time to time give or cause to be given to the officers, employees, accountants, counsel and accredited representatives of Buyer (i) full access during normal business hours to all facilities, property, accounts, books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories related to the Stations, and (ii) all such other information concerning the affairs of the Stations as Buyer may reasonably request.

     5.9 CONFIDENTIAL INFORMATION. If for any reason the transactions contemplated in this Agreement are not consummated, Seller shall not disclose to third parties any information designated as confidential and received from Buyer or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (i) is or becomes publicly known or available other than through disclosure by Seller; (ii) is rightfully received by Seller from a third party; or (iii) is independently developed by Seller.

                                  Page 20
     5.11 ENVIRONMENTAL SITE ASSESSMENT. Buyer shall be entitled to obtain a Phase I environmental audit of the Real Property ("PHASE I AUDIT REPORT"). In the event that such Phase I Audit Report discloses any noncompliance with any Environmental Laws, then Buyer shall be entitled to elect, upon written notice to Seller within thirty (30) days after receipt of such Phase I Audit Report, either to require Seller to undertake remedial action to correct such noncompliance up to but not exceeding an aggregate amount of Five Hundred Thousand Dollars ($500,000), or to terminate this Agreement.

     5.12   [INTENTIONALLY OMITTED].

     5.13 REAL PROPERTY MATTERS. Seller shall execute, and agrees to use all reasonable efforts to cause Charles Andrews, Jr. ("ANDREWS") to execute, and record in the Onondaga County Clerk's Office a memorandum of lease with respect to the AM Tower Lease, which memorandum shall include a revised legal description for the leased property which conforms to the survey previously delivered to Buyer (the "AM MEMORANDUM OF LEASE").

     5.14 RISK OF LOSS. The risk of loss or damage to any item of Tangible Personal Property prior to the Closing shall be upon Seller and subsequent to the Closing shall be upon Buyer. In the event of loss or damage to any item of Tangible Personal Property prior to the Closing, at Buyer's election, (i) Seller shall repair, replace and restore such damaged or lost item to its prior condition as soon as possible and in no event later than the Closing Date, or (ii) Buyer shall be entitled to a reduction in the Purchase Price equal to the fair market value of such damaged or lost item in which event Seller shall be entitled to any insurance proceeds.

     5.15 CONSUMMATION OF AGREEMENT. Seller shall use its best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, to cause the transactions contemplated by this Agreement to be fully carried out.

     5.16 REPRESENTATIONS AND WARRANTIES. Seller shall give prompt written notice to Buyer if Seller shall become aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of Seller's representations or warranties contained in this Agreement or in any Schedule.

     5.17 SNB CONSENT. Seller agrees to use all reasonable efforts to obtain the consent of SNB to the transactions contemplated hereby.


                         ARTICLE 6.

                                  Page 21
                     COVENANTS OF BUYER

     Buyer covenants and agrees that from the date thereof to and including the Closing Date:

     6.1 CONFIDENTIAL INFORMATION. If for any reason the transactions contemplated in this Agreement are not consummated, Buyer shall not disclose to third parties any information received from Seller or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement, except as may otherwise be required by law. Nothing shall be deemed to be confidential information which: (i) is or becomes publicly known or available other than through disclosure by Buyer; (ii) is rightfully received by Buyer from a third party; or (ii) is independently developed by Buyer.

     6.2 CONSUMMATION OF AGREEMENT. Buyer shall use all reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, to cause the transactions contemplated by this Agreement to be fully carried out.

     6.3 REPRESENTATIONS AND WARRANTIES. Buyer shall give detailed written notice to Seller promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of Buyer's representations or warranties contained in this Agreement.

                         ARTICLE 7.

           CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

     7.1    REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) Each of the representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be true and accurate in all material respects as of the Closing Date.

            (b) Buyer shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be

                                  Page 22
performed or complied with by it prior to or at the Closing Date, other than payment of the Purchase Price to Seller.

     7.2 NO VIOLATION. The transaction contemplated by this Agreement shall not be in violation of any law, rule or regulation and shall not be subject to any injunction, restraining order, litigation or other proceeding before any court or government authority.

     7.3 FCC CONSENT. The FCC Consent shall have been issued without any condition that would have a material adverse effect upon Seller or any affiliated entity.

     7.4 CLOSING DOCUMENTS. Buyer shall have delivered the documents required by Section 2.3 hereof.

     7.5 SNB CONSENT. SNB shall have granted its consent to the consummation of the transactions contemplated hereby.

                         ARTICLE 8.

           CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

     8.1    REPRESENTATIONS, WARRANTIES, COVENANTS.

            (a) Each of the representations, warranties and covenants of Seller contained in this Agreement and in any statement, deed, certificate, schedule or other document delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall have been true and accurate in all material respects as of the date when made and shall be true and accurate in all material respects as of the Closing Date; and

            (b) Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date, other than delivery to Buyer of the instruments conveying the Assets to Buyer.

     8.2 NO VIOLATION. The transaction contemplated by this Agreement shall not be in violation of any law, rule or regulation and shall not be subject to any injunction, restraining order, litigation or other proceeding before any court or government authority.

                                  Page 23
     8.3 NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall not have occurred any material adverse change in the Assets (other than accounts receivable) to the extent not caused by Buyer or attributable to any act or omission of Buyer.

     8.6 FCC CONSENT. The FCC Consent shall have been issued without any condition that would have a material adverse effect upon Buyer or any affiliated entity, and shall have become a Final Order. g20

     8.7 CONTRACT CONSENTS. Seller shall have obtained and shall have delivered to Buyer all necessary third-party consents to assignment of the Required Contracts to Buyer.

     8.8 CLOSING DOCUMENTS. Seller shall have delivered the documents required by Section 2.2 hereof.

     8.9    REAL PROPERTY MATTERS.

            (a) The AM Memorandum of Lease shall have been recorded as contemplated by Section 5.13, and Seller shall have caused Andrews to execute and deliver to Buyer's title insurance company a Unilateral Declaration of Termination, in form and substance satisfactory to Buyer's title company, with respect to the expiration of the lease between Charles Andrews, Sr. and Syracuse Broadcasting Company and the title company shall have agreed to remove from Buyer's title insurance policy the exceptions specified in items 11 and 12 of the Schedule B from the commitment previously delivered to Buyer.

            (b) The survey of the Old Stonehouse Road studio property delivered by Seller shall show that: (i) the buildings, towers, guys, ground systems and other fixtures located on the Old Stonehouse Road studio property are contained entirely within the bounds of that property and do not encroach upon any other property; and (ii) all easements and other matters affecting the Old Stonehouse Road property, including those disclosed on Schedule 8 hereto, do not materially impair the value of the property and could not interfere in any material respect with Buyer's use or enjoyment of the property in the operation of the Stations.

            (c) Seller shall have delivered to Buyer, at Buyer's expense, (i) new and current title commitments relating to all of its owned and leased Real Property (the "TITLE COMMITMENTS"), (ii) copies of all documents, filings and information disclosed in the Title Commitments, and (iii) a current survey of the Old Stonehouse Road studio property in form satisfactory to the title companies to delete the standard current survey exception in the Title Commitments and showing all easements and other matters

                                  Page 24
affecting the owned Real
Property which are disclosed in the Title Commitments. Each Title Commitment shall insure Buyer's ownership of good and marketable fee title without any of the Schedule B standard preprinted exceptions (other than taxes not yet due and payable) and free and clear of all title defects or exclusions from coverage other than Permitted Liens. For the purposes of this Agreement, the term "PERMITTED LIENS" means:
(i) matters listed on SCHEDULE 8 hereto; and (ii) encumbrances that do not individually or in the aggregate interfere in any material respect with the use of the Real Property. Seller shall cause the title companies issuing the Title Commitments to issue to Buyer at Closing, at Buyer's expense, title insurance policies with respect to the owned Real Property insuring good, indefeasible fee simple title in Buyer to such owned Real Property subject only to Permitted Liens.


                         ARTICLE 9.

                       INDEMNIFICATION

     9.1 SURVIVAL. The several representations and warranties of Seller and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on the date of this Agreement and on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of nine months following the Closing Date; PROVIDED, HOWEVER, that the representations and warranties contained in Section 3.14 hereof relating to environmental matters and Section 3.13 hereof relating to title shall survive indefinitely.

     9.2 INDEMNIFICATION OF BUYER. Seller shall indemnify and hold Buyer and its officers and directors harmless from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities including, without limiting the generality of the foregoing, liabilities for reasonable attorneys' fees and disbursements ("LOSS AND EXPENSE"), suffered, directly or indirectly, by Buyer by reason of, or arising out of: (i) any breach of representation or warranty made by Seller in this Agreement; (ii) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement; (iii) the Retained Liabilities; (iv) any non-compliance by Seller with any bulk transfer law; and (v) any compensation or other fee due to a broker or finder separately and independently retained by Seller.

     9.3 INDEMNIFICATION OF SELLER. Buyer shall indemnify and hold Seller and its officers and directors harmless from and against any and all Loss and Expense suffered, directly or indirectly, by Seller by reason of, or arising out of: (i) any breach of representation or warranty made by Buyer in this Agreement; (ii) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement; (iii) the Assumed Liabilities; and (iv) any compensation or other fee due to a broker or finder separately and independently retained by Buyer.

                                  Page 25
     9.4 NOTICE OF CLAIMS. If Seller or Buyer believes that it has suffered or incurred any Loss and Expense, such party shall notify the other promptly in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred; PROVIDED, HOWEVER, that the amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense. If any action at law or suit in equity is instituted by a third party with respect to which any of the parties intends to claim any liability or expense as Loss and Expense under this Article 9, such party shall promptly notify the indemnifying party of such action or suit.

     9.5 DEFENSE OF THIRD PARTY CLAIMS. The indemnifying party under this Article 9 shall have the right to conduct and control, through counsel of its own choosing, the defense of any third party claim, action, or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action, or suit at its sole cost and expense. If the indemnifying party does not notify the indemnified party within twenty (20) days after receipt of the notice specified in Section 9.4 hereof that it is defending any such claim, action, or suit, then the indemnified party may defend, through counsel of its own choosing, such claim, action, or suit and settle such claim, action, or suit, and recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense, including, but not limited to reasonable attorneys' fees and disbursements. Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Article 9 except to the extent that the other party is prejudiced thereby.

                         ARTICLE 10.

                         TERMINATION

     10.1   TERMINATION.

            (a) This Agreement may be terminated by either Buyer or Seller, if the party seeking to terminate is not in breach of any of its material obligations under this Agreement, upon written notice to the other upon the occurrence of any of the following:

                  (i) if, on or prior to the Closing Date, the other party breaches any of its material obligations contained herein, and such breach is not cured by the earlier of the Closing Date or twenty (20) business days after receipt of the notice of breach from the non-breaching party; or

                                  Page 26
                  (ii) if the FCC Application is designated for hearing or denied by Final Order; or

                  (iii) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

                  (iv)   if the Closing has not occurred within one
(1) year after the date on which the FCC Application is accepted for filing.

            (b) This Agreement may be terminated by Buyer if (i) the transmission of the regular broadcast programming of either Station in the normal and usual manner is interrupted or discontinued other than as a result of weekly routine maintenance or public utility company activity or (ii) either Station is operated at less than seventy-five percent (75%) of its licensed operating power, in either event for a period in excess of (A) twenty-four (24) consecutive hours or (B) an aggregate of seventy-two (72) hours in any thirty (30) day period.

            (c) This Agreement may be terminated by Buyer pursuant to Section 5.11 hereof.

            (d) Either party may terminate this Agreement if the other party defaults in the performance of its obligations under the TBA and fails to cure such default within the applicable cure period, in which case such default shall be deemed a material default of such party hereunder.

     10.2   EFFECT OF TERMINATION.

            (a) Upon a termination of this Agreement by Seller due to a breach by Buyer of any of its material obligations under this Agreement, Seller shall be entitled to draw upon the Earnest Deposit as liquidated damages and not as a penalty, provided that if Seller terminates this Agreement due to Buyer's default under the TBA, Seller shall be entitled to receive the Earnest Deposit in addition to any other remedies Seller may have at law or in equity under the TBA. Seller and Buyer each acknowledge and agree that these liquidated damages are reasonable in light of the anticipated harm which will be caused by Buyer's breach of any of its material obligations under this Agreement and the difficulty of ascertaining damages and proof of loss. In placing their initials below, Buyer and Seller each specifically confirm the accuracy of these statements and the fact that each was independently represented by counsel who explained the consequence of this liquidated damages provision at the time this Agreement was made.

                  Seller initial here _________

                                  Page 27
                  Buyer initial here _________

            (b) Upon a termination of this Agreement due to a breach by Seller of any of its material obligations under this Agreement, Buyer shall be entitled to the release of the Earnest Deposit and to seek all rights and remedies that it may have in equity or at law.

            (c) Upon a termination of this Agreement other than due to a breach by either party of any of its material obligations under this Agreement, Buyer shall be entitled to the release of the Earnest Deposit, and neither party shall have any further obligation to the other under this Agreement.

                         ARTICLE 11.

                   POST-CLOSING COVENANTS

     11.1 FURTHER CONSENTS. Following the Closing, Seller shall use reasonable efforts to obtain any necessary third party consents to the assignment to Buyer of the Assumed Contracts for which Seller did not deliver third party consents on or prior to the Closing Date.

     11.2   EMPLOYEE AND EMPLOYEE BENEFITS.

            (a) The parties acknowledge and agree that Buyer shall have the right to elect which of the Stations' employees it shall hire. Seller shall be responsible for payment of all compensation, liabilities and obligations (including accrued vacation and sick pay and severance pay) payable to all employees through the Closing Date. Seller shall indemnify, defend and hold Buyer harmless from and against all direct or indirect costs, expenses and liabilities arising from or relating to claims made by the Stations' employees in respect of termination of employment by Seller with the Stations by reason of the transactions contemplated by this Agreement.

            (b) For purposes of employee benefits under Seller's employee benefit plans, all of Seller's employees who accept employment with Buyer shall be considered terminated employees and Seller acknowledges and agrees that it, and not Buyer, is and shall after the Closing remain solely responsible for any and all insurance, supplemental pension, deferred compensation, retirement and any other benefits, and related costs, premiums and claims, due, to become due, committed or otherwise promised to any person who, as of the Closing Date, is a retiree, former employee, or current employee of Seller, relating to the period up to and including the Closing Date.
     11.3 FURTHER ASSURANCES. From time to time after the Closing Date, without further consideration, Seller shall, at its expense, execute and deliver, or cause to

                                  Page 28
be executed and delivered, such
documents to Buyer as Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby.

                         ARTICLE 12.

                  MISCELLANEOUS PROVISIONS

     12.1 CONTROL OF STATIONS. Nothing contained in this Agreement shall give Buyer any right to control the programming or operations of the Stations prior to the Closing Date, and Seller shall have complete control of the programming and operations of the Stations up to the Closing Date.

     12.2 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Each of Buyer and Seller shall be solely responsible (without recourse to the other) for any compensation or other fee due to any broker or finder separately and independently retained by such party in connection with the transactions contemplated hereby. Buyer and Seller shall each pay one-half
( 1/2 ) of the FCC filing fees and any sales, use, transfer, recording, documentary taxes or other similar fees imposed in connection with the sale and delivery of the Assets to Buyer pursuant to this Agreement; PROVIDED, HOWEVER, that Seller shall be solely responsible for any property gains taxes imposed in connection with the sale and delivery of the Assets to Buyer pursuant to this Agreement.

     12.3 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     12.4 NOTICES.All notices, elections and other communications permitted or required under this Agreement shall be in writing and shall be deemed effectively given or delivered upon personal delivery or twenty-four (24) hours after delivery to a courier service which guarantees overnight delivery or five (5) days after deposit with the U.S. Post Office, by registered or certified mail, postage prepaid, and, in the case of courier or mail delivery, addressed as follows (or at such other address for a party as shall be specified by like notice):

            If to Seller, to:

            Orange Communications, Inc.

                                  Page 29
            130 Mason Street
            Greenwich, CT  06830
            Attn:  Frank D. Osborn, President

            With a copy to:

            Paul, Weiss, Rifkind, Wharton & Garrison
            1285 Avenue of the Americas
            New York, NY  10019-6064
            Attn: Robert M. Hirsh, Esq.

            If to Buyer, to:

            Pilot Communications of Syracuse, Inc.
            1054 James Street
            Syracuse, NY  13202
            Attn:  James L. Leven, President

            With a copy to:

            Robert C. Fisher, Esq.
            Fisher Wayland Cooper Leader & Zaragoza L.L.P.
            2001 Pennsylvania Avenue, N.W., Suite 400
            Washington, D.C.  20006

     12.5 SPECIFIC PERFORMANCE. Notwithstanding anything to the contrary in this Agreement, Seller agrees that the Assets include unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, in the event that Seller defaults in the performance of any of its obligations hereunder (it being understood that the failure of a condition precedent to closing shall not be construed to be any such default by Seller), and provided that Buyer is willing and able to perform its obligations hereunder and is not otherwise in breach of the terms of this Agreement, Buyer shall have the right, in addition to and not in limitation of any other remedies available to Buyer at law or in equity, specifically to enforce Seller's performance under this Agreement. Seller agrees to waive any defense in any such suit that Buyer has an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy.

     12.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other,

                                  Page 30
except that Buyer may assign its rights or delegate its duties under this Agreement to any affiliate or subsidiary of Buyer, provided that the FCC would consider such transfer or assignment eligible for PRO FORMA treatment and provided that any such transfer or assignment shall not delay the Closing.

     12.7 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

     12.8   COUNTERPARTS.   This Agreement may be executed in
counterpart originals, which collectively shall have the same legal effect as if all signatures had appeared on the same physical document. This Agreement may be executed and exchanged by facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

     12.9 CAPTIONS. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     12.10 NO THIRD PARTY BENEFICIARIES. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.11 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision contained herein shall, for any reason, be held to be invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable; PROVIDED, HOWEVER, that if the removal of such offending provision materially alters the burdens or benefits of either party, the parties agree to negotiate in good faith such modifications to this Agreement as are appropriate to insure the burdens and benefits of each party are reasonably comparable to those originally contemplated and expected.

     12.12 ATTORNEYS' FEES. If any suit, appeal, or other action is commenced by a party to establish, maintain, or enforce any right or remedy arising from this Agreement, the losing party shall pay all reasonable attorneys' fees and litigation or appeal expenses incurred therein by the prevailing party, to the extent awarded by the court or other decision-maker.

     12.13 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto and documents delivered pursuant to this Agreement, embodies the

                                  Page 31
entire agreement and understanding of the parties hereto in respect of the subject matter hereof. This
Agreement supersedes all prior agreements and understandings between the parties with respect to the transactions contemplated by this Agreement, and may not be amended except in a writing signed by both parties.

                                  Page 32
     IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first above written.

ORANGE COMMUNICATIONS, INC.



By:____________________________
     Thomas S. Douglas
     Senior Vice President


PILOT COMMUNICATIONS OF
SYRACUSE, INC.


By:_____________________________
                                James L. Leven
                                President